Exhibit 99.1

For Immediate Release
December 19, 2025

Heritage Financial Corporation Appoints Scott T. Allan
to its Board of Directors

Olympia, WA, December 19, 2025/ PRNewswire / – Heritage Financial Corporation (“Heritage”) (Nasdaq: HFWA) is pleased to announce the appointment of Scott T. Allan to its Board of Directors. Mr. Allan was also appointed to the Board of Directors of Heritage’s wholly-owned subsidiary, Heritage Bank. Both appointments will become effective January 1, 2026.

“We are pleased to welcome Scott to our board of directors in January,” said Brian L. Vance, Board Chair. “Scott is an experienced business leader and board member with a diverse background spanning engineering, consulting, venture-backed startups, and consumer brand leadership.”

“I’m honored to join the Heritage and Heritage Bank Board of Directors and excited to support an organization that is deeply committed to the communities it serves,” said Mr. Allan. “Heritage’s focus on relationship-driven banking and long-term business growth aligns strongly with my own values. I look forward to contributing my experience and collaborating with the board and leadership team to help advance the bank’s strategic priorities.”

Mr. Allan is a partner of Cascade Growth Partners, providing advisory services to founders, CEO’s and executives. Previously, he served as senior vice president and general manager at Helen of Troy from 2016 to 2020. Prior to Helen of Troy’s acquisition of Hydro Flask, he was the president and Chief Executive Officer (“CEO”) of Hydro Flask from 2012 to 2016. Mr. Allan has held a wide array of impactful roles including the following: a sales engineer at CAD Microsystems, a management consultant at PwC, vice president of product operations at iSign Solutions Inc., vice president of product marketing and COO at @pos, general manager at Symbol Technologies, CEO of TriniTEQ, senior director at NXP Semiconductors, and interim CEO at Puffin Drinkwear.

Mr. Allan earned a Bachelor of Science in Mechanical Engineering from the University of California, Berkeley and a Master of Business Administration from the Kellogg School of Management at Northwestern University. Mr. Allan resides in Bend, Oregon and currently serves as an advisory board member of Roam Water, a board member of Rumpl, and an advisory board member for the Oregon State University Cascades. He formerly served as a board member for Camber Outdoors, Cubii, Lotus Sustainables, and Cairn.

About Heritage
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 51 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA.” More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact
Bryan D. McDonald, President and Chief Executive Officer, (360) 943-1500